Exhibit 99.1

INNOVIVE Pharmaceuticals Presents Additional Phase I Data on INNO-406 for
Treatment of Gleevec-resistant or Intolerant Chronic Myelogenous Leukemia at the
American Society of Clinical Oncology Annual Meeting
NEW YORK, June 2, 2007 — INNOVIVE Pharmaceuticals, Inc. (OTCBB: IVPH) today presented additional data from its ongoing Phase I clinical evaluation of the company’s drug candidate INNO-406, a potent oral dual Bcr-Abl and Lyn-kinase inhibitor for Gleevec®-resistant or intolerant chronic myelogenous leukemia (CML). In the study, INNO-406 has generated complete hematological responses, major and minor cytogenetic responses, and molecular responses in CML patients. INNO-406 was also shown to be well tolerated at doses above the therapeutic threshold. The data were presented in a poster at the 43rd American Society of Clinical Oncology Annual Meeting in Chicago.
The study, which began in July 2006, has enrolled 29 patients in escalating dose cohorts ranging from 30 mg once daily up to 480 mg twice daily. Five of the patients were previously treated with Gleevec alone, while 24 were previously treated with Gleevec and at least one additional tyrosine kinase inhibitor. Of the five patients who had received only Gleevec, three showed clinical benefit including two with cytogenetic responses. In the other patients treated with multiple tyrosine kinase inhibitors, responses were observed in dasatinib and nilotinib intolerant and resistant patients including one molecular response. Ongoing response data will be obtained with further follow-up and will be presented later in the year.
“We have demonstrated that INNO-406 has clinical efficacy at a range of doses that are well tolerated in CML patients previously treated with multiple tyrosine kinase inhibitors. This data is the culmination of a nearly a year and a half of effort since licensing INNO-406,” said Steven Kelly, President and CEO of INNOVIVE Pharmaceuticals. “Following enrollment of a final confirmatory cohort in the Phase I INNO-406 trial and dialogue with the FDA in mid-June, we plan to proceed in the third quarter with a pivotal Phase II study in patients who have previously received imatinib and either dasatinib or nilotinib, or both.”
Following are the ASCO abstract title and conclusions:
Abstract #7046: “A Phase I Study of INNO-406, a Dual Inhibitor of Abl and Lyn Kinases, in Adult Patients Philadelphia Chromosome Positive (Ph+) Chronic Myelogenous Leukemia (CML) or Acute Lymphocytic Leukemia (ALL) Relapsed, Refractory or Intolerant of Imatinib”
•	INNO-406 has generated complete hematological, cytogenetic and molecular responses in a broad range of CML patients.

•	INNO-406 has shown comparable clinical activity to other second-generation TKIs in chronic phase patients previously treated with Gleevec.

•	Clinical responses have been achieved in dasatinib and nilotinib resistant and intolerant patients, including clinical activity in a dasatinib failure patient with the F317L mutation.

•	INNO-406 is well tolerated at doses above the therapeutic threshold without evidence of myelosuppression or fluid retention.

•	A maximum tolerated dose has not been identified for INNO-406.

•	The recommended phase II dose will be identified following the enrollment of a confirmatory cohort of 360 mg BID in the phase I study.

•	A phase II study in patients who have previously received dasatinib and/or nilotinib is planned.
About INNO-406
INNO-406 (formerly known as NS-187) is a potent, oral, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor currently in Phase I clinical studies. According to a study published in the journal Blood (Dec. 1, 2005), INNO-406 is 25 to 55 times more potent than imatinib in vitro, and at least 10 times as effective as imatinib mesylate in suppressing the growth of Bcr-Abl bearing tumors. INNO-406 has demonstrated activity in 12 of 13 imatinib-resistant cell lines. In addition to its Bcr-Abl inhibitory properties, INNO-406 inhibits Lyn kinase. Upregulation of Lyn kinase activity is a well-recognized cause of imatinib resistance. Lyn kinase activation has also been documented in a variety of solid tumors, including prostate cancer.
About INNOVIVE Pharmaceuticals
INNOVIVE Pharmaceuticals, Inc. acquires, develops and commercializes novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. The company has four drug programs in clinical development: INNO-406, Tamibarotene, INNO-206, and INNO-305, for the treatment of chronic myelogenous leukemia, acute promyelocytic leukemia, small cell lung cancer, and acute myelogenous leukemia, respectively. For additional information please visit www.innovivepharma.com.
Forward-looking Statements
This material contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s need for operating capital, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’S periodic reports filed with the SEC. The forward-looking statements contained herein represent the judgment of INNOVIVE as of the date this material was drafted. INNOVIVE disclaims, however, any intent or obligation to update any forward-looking statements.
Gleevec® is a registered trademark of Novartis Pharmaceuticals Corporation.
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Contact:	Steve Kelly	Rachel Lipsitz
	President and CEO	Media & Investor Relations
	INNOVIVE Pharmaceuticals	Porter Novelli Life Sciences
	(212) 716-1820	(619) 849-5378